Exhibit 99.2

Better Biodiesel Completes Equity Financing;
Company Targets Commercial-Scale Biodiesel Production

SALT LAKE CITY, Utah - May 9, 2007 - Better Biodiesel, Inc. (OTCBB: BBDS), a producer of biodiesel fuel employing proprietary biodiesel production technology, today announced that it has completed a $690,000 equity financing with strategic investors. Both Ron Crafts and Gary Crook, Better Biodiesel CEO and CFO, respectively, participated personally in the financing.

The Company issued investors a total 345,000 shares and an equal number of 5-year warrants exercisable at $2.65 per share. In addition to their cash investment, the strategic investors - some of whom hold interests in Midwest feedstock and properties potentially suitable for alternative fuel facilities - conveyed and delivered feedstock and tanks to the Company as well as consulting services valued at $120,000; in exchange for this, they received 60,000 shares and warrant coverage on identical terms.

The Company intends to use proceeds primarily to build out its Spanish Fork biodiesel production facility in preparation for completing and executing a distribution agreement with Cardwell Distribution, Inc. -- as envisioned in the Letter of Intent (LOI) announced March 13. Assuming completion and execution of a definitive agreement, Cardwell will have the right to purchase a minimum of 500,000 gallons of Better Biodiesel’s biodiesel per year for three years, with expansion opportunity of up to 15 million gallons per year. The Company completed its first biodiesel sale and delivery to Cardwell in March.

“With this financing, Better Biodiesel is now focused on ramping up production at Spanish Fork to commercial scale,” said Ron Crafts, Better Biodiesel chairman and chief executive officer. “The build-out is designed to enable the company to execute operationally on the Cardwell agreement for its revenue and cash flow potential. Strategically, however, this financing allows us to take a first step toward establishing a corporate flagship, full-scale biodiesel production showcase for our industry proprietary technology which will serve as a model for financing and replicating similar facilities in Europe or other U.S. regions.”

“We are confident in the near-term success of the Spanish Fork plant, and are actively working to expand and optimize its cash flow prospects, while we simultaneously move forward on our plans to build additional plants in other regions.” Mr. Crafts added.

About Better Biodiesel

Better Biodiesel has developed proprietary waterless technology that significantly reduces the costs of biodiesel production and its impact on the environment. A key environmental distinction in Better Biodiesel's production method is the absence of any caustic chemicals in the catalytic reaction process, which enables Better Biodiesel to eliminate the washing and evaporation steps necessary under customary biodiesel production processes. This proprietary technology speeds up the production timeline, increases the volume of fuel that can be made within a given time period, and reduces the amount of land needed for the production plant. Better Biodiesel's initial pilot plant is producing approximately three million gallons per year and has a total footprint of less than 160 square feet. By contrast, several acres are required for a conventional biodiesel facility of the same production capacity. Initial Company estimates indicate that Better Biodiesel can expect to achieve a 20 percent reduction in the cost of producing biodiesel fuel, and a 40 percent reduction in the cost of building its biodiesel plants as compared with conventional production methods and facilities. Better Biodiesel's objective is to become one of the world's largest producers of biodiesel. (www.betterbiodiesel.com)

More information regarding the Company and this press release can be obtained by viewing the company's recent 8-K filing at this web link:
http://www.b2i.us/profiles/investor/seclink.asp?BzID=1459

To receive public information, including press releases, conference calls, SEC filings, profiles, investor kits, News Alerts and other pertinent information please click on the following link: http://www.b2i.us/irpass.asp?BzID=1459&to=ea&s=0

Forward-Looking Statements
This news release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the Company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) our ability to manage the future acquisitions and the expansion of operations; (2) our ability to obtain contracts with suppliers of raw materials (for our production of biodiesel fuel) and with distributors of our biodiesel fuel product; (3) the risks inherent in the mutual performance such supplier and distributor contracts (including our production performance); and (4) our ability to raise necessary financing to execute the Company's business plans.

Contact:
For Better Biodiesel
Capital Group Communications, Inc.
Anthony Evans, Jeff Jordan or Abigail Bruce,
T: 415.332.7200
E: betterbiodiesel@capitalgc.com
www.capitalgc.com